CONTRACT OF EMPLOYMENT

EMPLOYEE'S NAME: PHIL BOON

Date : 1 JUNE 2009

EXECUTIVE SERVICE AGREEMENT

Dated : 1 JUNE 2009

PARTIES

EMPLOYER: Innospec Limited (registered number 00344359) whose registered office is at Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire CH65 4EY ("the Company").

EMPLOYEE: Mr P J Boon of Hill View, Davenport Road, Lower Heswall, Wirral,CH60 9JD ("you")

  INTERPRETATION

    In this Agreement

"the Board"	means the board of directors of the Parent Company as the case may be and includes any committee of the Board duly appointed by it;
"Chairman"	means any person or persons jointly holding such office of the Parent Company from time to time and includes any person(s) exercising substantially the functions of a Chairman of the Parent Company;
"Confidential Information"

  includes but is not limited to any trade secrets, names and contact details of customers and prospective customers, purchasing and sales agents, suppliers, prices charged to or charged by the Company and any Group Company, financial and budget information, and any other information of a confidential nature relating to the Company or any Group Company or information which has been given to the Company or any Group Company by a third party under a duty of confidence where such a duty has been made known to you and which is not in the public domain otherwise than by breach of your duties of confidentiality to the Company and any Group Company.

"Group Company"

  includes the Parent Company and any holding company from time to time of the Company or any subsidiary or associated company from time to time of the Company or of any such holding company (for which purpose "holding company" and "subsidiary" have the meanings ascribed to them by section 736 of the Companies Act 1985 as amended by the Companies Act 1989 and "associated company" means any company which any such holding company or subsidiary holds or controls more than 20 per cent. of the equity share capital).

"Marketing Information"

  means all and any information (whether or not recorded in documentary form or on computer disc or tape) relating to the marketing or sales of any product or service of the Company or any Group Company including without limitation sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of and suppliers and potential suppliers to the Company or any Group Company and the nature of their business operations, their requirements for any product or service sold to or purchased by the Company or any Group Company and all confidential aspects of their business relationship with the Company and Group Company.

"Parent Company"	means Innospec Inc. which is a company listed on the NASDAQ with its European headquarters being at the Company's registered office.
"Termination Date"	means the date on which your employment under this Agreement terminates.

  APPOINTMENT

    The Company appoints you to serve the Company and any other Group Company as Executive Vice President, Business Operations or in such other appointment as may from time to time be agreed. You accept that the Company and Parent Company may at its discretion require you to perform other duties or tasks not within the scope of your normal duties and you agree to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

    The appointment shall be deemed to have commenced on 21 July 1997 and shall continue until terminated by the Company or Parent Company under this Agreement in accordance with clauses 10.1, 11 or 20.1. Your period of continuous employment with the Company began on 21 July 1997.

    With your prior consent, the Company or Parent Company may from time to time appoint any other person or persons to act jointly with you in your appointment.

    You warrant that by virtue of entering into this Agreement you will not be in breach of any express or implied terms of any contract with or any other obligation to any third party binding upon you.

  DUTIES

    You shall at all times during the period of this Agreement;

      devote the whole of your time, attention and ability to the duties of your appointment;

      faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in you;

      obey all lawful and reasonable directions of the Board;

      use your best endeavours to promote the interests of the Company and Group Companies;

      keep the Board promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the Company and any other Group Company and provide such explanations in connection therewith as the Board may require;

      not at any time make any untrue or misleading statement relating to the Company or any Group Company;

      inform the Chairman promptly if you receive a solicitation from a competitor or potential competitor either on a personal or business basis which could be prejudicial to the best interests of the Company or its Group Companies.

  PLACE OF WORK

    You will initially be employed at our Ellesmere Port site, but as a term of your employment you may also be required to work at or from any other of the Group Company's establishments whether inside or outside of the United Kingdom. You may also be transferred or seconded between establishments when necessary as required by business needs. Whilst this Agreement provides for such transfer or secondment the Company and Parent Company will give careful and sympathetic consideration to your personal circumstances and career interests.

  REMUNERATION

    Your basic salary will be GBP155,000 per annum paid monthly in advance by credit transfer on or around the sixth of the month (excluding first month of employment where salary will be paid in arrears). Your salary will be reviewed on 1st March 2010 and every March thereafter. The fact that your salary may be increased in any year or years during your employment does not confer any right on you to receive any increase in any subsequent year.

    The salary referred to in this clause will be inclusive of any director's fees to which you may be entitled.

    At the absolute discretion of the Compensation Committee of the Board, you may participate in the Management Incentive Compensation Plan. Your participation in the Management Incentive Compensation Plan will be subject always to such terms and targets as the Compensation Committee of the Board may determine from time to time. Currently your target bonus is 40 percent. The Compensation Committee reserve the right to change this target percentage at any time.

  HOURS OF WORK

    The normal hours of work are 38 hours per week exclusive of lunch breaks.

    It is recognised that the nature of your role will involve working extended hours, either during the working week or at weekends. This is accepted as a normal part of the working life of a global business and does not warrant either extra payment or time off in lieu.

    You acknowledge that as a managing executive your employment falls within the scope of Regulation 20 of the Working Time Regulations 1998

  COMPANY CAR

    Subject to you being legally entitled to drive, you will be provided with a fully expensed Company car, including private fuel.

    You may take a cash equivalent in lieu of a car. Currently the allowance is GBP13,650 per annum, such amount to be non-pensionable and will not be included in salary for bonus purposes. The Company reserves the right to change this amount.

    You shall always comply with all regulations laid down by the Company and Parent Company from time to time with respect to company cars, shall follow their policies in the case of any accidents involving your Company car, shall immediately report to the Company and Parent Company any driving convictions in respect of which you are disqualified from driving a motor vehicle and, on the termination of your appointment whether lawfully or unlawfully, shall forthwith return your Company car.

  EXPENSES

    The Company shall reimburse to you all expenses reasonably incurred by you in the proper performance of your duties subject to you complying with such guidelines or regulations issued by the Company and Parent Company from time to time in this respect and to the production by you to the relevant company of such vouchers or other evidence of actual payment of the expenses as it may reasonably require.

  HOLIDAYS

    For a full year your holiday entitlement is 30 days per annum in addition to the English public bank holidays. Your holiday entitlements shall be in accordance with the Company's Employee Handbook in force from time to time, but will not be greater than 30 days per annum, inclusive of any service related holidays.

  NOTICE AND GARDEN LEAVE

    Subject to clause 11.1 below, the Company has the right to terminate your employment by giving you twelve months' notice in writing. This will not apply in the event of gross misconduct. You are required to give the Company and Parent Company 6 months' notice in writing of termination of employment, to be served, in accordance with clause 27.

    After notice of termination has been given by either party pursuant to clause 10.1 or if you seek to or indicate an intention to resign from the Company or any Group Company or terminate your employment without notice, provided that you continue to be paid and enjoy your full contractual benefits until your employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 10.1:

    exclude you from the premises of the Company and any Group Company;

    require you to carry out specified duties (consistent with your status, role and experience) for the Company and any Group Company or to carry out no duties;

    announce to employees, suppliers and customers that you have been given notice of termination or have resigned (as the case may be);

    instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until your employment hereunder has terminated.

For the avoidance of doubt, your duties and obligations under this Agreement continue to apply during any period of exclusion pursuant to this clause.

    On commencement of any period of exclusion pursuant to clause 10.2 you will:

    (i) deliver up to the Company in accordance with clause 23 all property belonging to the Company or any Group Company; and

    (ii) resign in accordance with clause 24 from all offices and appointments you hold in the Company and any Group Company.

    During any period of exclusion pursuant to clause 10.2 you will not be entitled to accrue any bonus/ profit share/ performance-related pay under this Agreement. Any untaken holiday entitlement accrued or likely to accrue up to the Termination Date should be taken during the period of exclusion.

    Before and after termination of your employment, you will provide the Company and/or any Group Company with assistance regarding matters of which you have knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

    You agree to comply with all Company rules and policies as may be amended from time to time regarding the holding and dealing (whether directly or indirectly) of shares in the Company, subject to the Board's discretion.

  CHANGE OF CONTROL

    In the event that there is a Change of Control of the Parent Company, as defined in Appendix 1, then, for the 12 months following the date of the Change of Control,

      If you terminate for "Good Reason", as defined in Appendix 2, your employment with the Company, you will be entitled to 24 months' compensation from the date of the Change of Control defined as base salary, bonus at target and any car allowance but excluding compensation for pension contributions other benefits and any other salary supplements.

      If the Company serves notice to terminate your employment under this agreement, other than for gross misconduct, you will be entitled to 24 months' compensation, as defined in 11.1.1. above, from the date of such notice.

  HEALTHCARE BENEFITS

    You will be entitled to the following healthcare benefits:

      Group Accident Insurance

      You will be covered by the Company's Group Accident Insurance in force from time to time. The Company's Insurance Department will issue you with details of the scheme. The Company and Parent Company reserve the right to change the provider at its discretion.

      Healthcare

    You are entitled to membership of the Group Healthcare Scheme in place from time to time for your spouse and dependant children as well as yourself. The cost of the membership will be met by the Company. This is a taxable benefit. The Company and Parent Company reserve the right to change the provider at its discretion.

    Your participation in the schemes referred to in this clause is subject to their respective rules from time to time and subject to you, your spouse and dependant children being eligible to participate or benefit from the schemes pursuant to their respective rules at a cost acceptable to the Company and Parent Company.

  SICKNESS ABSENCE

    If you are absent because of sickness (including mental disorder) or injury you shall report this fact forthwith to the Chief Executive Officer and complete any self-certification forms which are required by the Company and Parent Company. If you are so prevented for seven or more consecutive days you shall provide a medical practitioner's statement to the Senior Vice President, Human Resources on the eighth day and weekly thereafter so that the whole period of absence is certified by such statements.

    If you are absent due to sickness (including mental disorder) or injury duly certified in accordance with the provisions of Clause 13.1 you shall be paid your full remuneration including benefits for up to one month's absence in any period of twelve consecutive months and thereafter such remuneration, if any, as the Chief Executive Officer shall determine from time to time provided that such remuneration shall be inclusive of any Statutory Sick Pay to which you are entitled, any Social Security Sickness Benefit or other benefits recoverable by you (whether or not recovered) may be deducted there from.

    If your sickness or injury shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable, you shall immediately notify the Company and Parent Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the Company and Parent Company all particulars they may reasonably require and shall if required by the Company or Parent Company refund that part of any damages recovered relating to loss of earnings for the period of the incapacity as they may reasonably require, provided that the amount to be refunded shall not exceed the amount of damages or compensation recovered by you less any costs borne by you in connection with the recovery of such damages and or compensation and shall not exceed the total remuneration paid to you by way of salary in respect of the period of absence.

    For Statutory Sick Pay purposes your qualifying days shall be your normal working days

    The provisions of this clause and any right or prospective right you have or may have to receive any benefit under the Company's Healthcare Scheme referred to in clause 12.1.2 will not prejudice or limit in any way the Company's or Parent Company's right to terminate this Agreement pursuant to its terms. In particular but without limitation the Company and Parent Company may terminate your employment pursuant to clause 10.1 for any reason and to clause 20.1 on the grounds set out in that clause even if such termination would prejudice or limit your rights or prospective rights under the Company's Healthcare Scheme. The Company and Parent Company may terminate this Agreement pursuant to such clauses even if at the time of such termination, Company sick pay payable pursuant to this clause has not been exhausted.

  MEDICAL EXAMINATIONS

    At any time during the period of your appointment you shall at the request and expense of the Company permit yourself to be examined by a registered medical practitioner to be selected by the Company or Parent Company and shall authorise such medical practitioner to disclose and discuss with the Company and Parent Company the result of such examination and any matters which arise from it.

  PENSION

    For that element of your base salary up to the Company Pension Cap you will continue to be eligible to participate in the Innospec Ltd Pension Plan. As you know this is a defined benefits pension scheme and you are required to make member contributions to the scheme, as set from time to time by the Company, based on the outcome of actuarial valuations

    For that element of your salary over the Company Pensions Cap, you will receive a 20 percent salary supplement paid monthly through payroll.

  Alternatively, provided that any such payment is within the Inland Revenue annual and lifetime allowance limits, you can elect for this supplement to be paid directly into such personal pension arrangements as you may notify to the Company including, if eligible, into any additional voluntary contribution plan provided by the Company. This payment would not be included as base salary for bonus purposes and if paid as cash will be taxable.

  DEATH IN SERVICE BENEFIT

    During your employment, you may participate in the Company's death in service scheme, providing you with a lump sum benefit equivalent to four times your pensionable salary.

    Your participation in this scheme is subject to its rules form time to time (and replacement schemes provided by the Company or Parent Company) and subject to you being eligible to participate in or benefit from the scheme pursuant to its rules at a cost acceptable to the Company and Parent Company.

  INVENTIONS

    You will promptly disclose to the Company and Parent Company and keep confidential all inventions copyright works, designs or technical know how conceived or made by you alone or with others in the course of your employment. You will hold all such intellectual property in trust for the Company and/or Parent Company and will do everything necessary or desirable at its expense to vest the intellectual property fully in the Company and/or Parent Company and/or to secure patent or other appropriate forms of protection for the intellectual property. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company and Parent Company.

    You hereby assign to the Company and Parent Company by way of future assignment all copyright, design rights and other intellectual property rights for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by you (except only those works or designs originated, conceived, written or made by you wholly outside your normal working hours which are wholly unconnected with your employment or the business of the Company and Parent Company) during the period of your employment by the Company.

    You hereby irrevocably and unconditionally waive in favour of the Company and Parent Company any and all moral rights conferred on you of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company and Parent Company whether by Clause 17.2 or otherwise.

    You shall, at the request and cost of the Company do all things necessary or desirable to substantiate the rights of the Company or Parent Company under Clauses 17.2 and/or 17.3.

  CONFIDENTIALITY

    You acknowledge that the Company and its Group Companies possess or will possess a valuable body of Confidential Information and Marketing Information and that you have access to Confidential Information and Marketing Information in order that you may carry out the duties of your employment.

    You acknowledge that you owe a duty of trust and confidence and a duty to act at all times in the best interests of the Company and any Group Company. You also acknowledge that the disclosure of any Confidential Information and/or Marketing Information to any competitor of the Company or any Group Company or to other third parties would place the Company or any Group Company at a serious competitive disadvantage and would cause serious financial and other damage to their businesses.

    You agree not to make use of or disclose (either during the period of your employment by the Company or at any time after the Termination Date) any Confidential Information or Marketing Information.

    You agree not to obtain or seek to obtain any financial advantage from the disclosure of any Confidential Information or Marketing Information acquired by you in the course of your employment with the Company.

  RESTRICTIVE COVENANTS

    Within this Clause 19 the following words shall have the following meanings:

"Relevant Period"	shall mean the twelve month period prior to and ending on the Termination Date.
"Restricted Customer"	shall mean any person, firm, company or other entity who was at any time in the Relevant Period a customer of the Company or any Group Company with whom you had dealings.
"Prospective Customer"

    shall mean any person, firm or company who was at the Termination Date negotiating with the Company or any Group Company with a view to dealing with the Company or any Group Company with whom you had dealings.

"Prohibited Business"

    shall mean any business or activity carried on by the Company or any Group Company at the Termination Date or at any time in the Relevant Period in which you shall have been directly concerned in the course of your employment at any time in the Relevant Period.

"Protected Supplier"	shall mean any supplier or prospective supplier of the Company or any Group Company with whom you shall have had dealings in the course of your employment during the Relevant Period.

    You shall not in competition with the Company or any Group Company during the period of twelve months after the Termination Date directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organisation canvas or solicit or by any other means seek to conduct, or conduct Prohibited Business with any Restricted Customer with whom you shall have had material dealings during the course of your duties hereunder at any time in the Relevant Period.

    You shall not in competition with the Company or any Group Company during the period of twelve months after the Termination Date directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organisation canvas or solicit or by any other means seek to conduct Prohibited Business with or conduct Prohibited Business with any Prospective Customer with whom you shall have had material dealings in the course of your duties hereunder at any time in the Relevant Period.

    You shall not during the period of twelve months after and during a six month period prior to the Termination Date directly or indirectly induce or seek to induce any employee being a manager or a director of the Company or any Group Company engaged in the Prohibited Business who was such an employee at the Termination Date and with whom you shall during the Relevant Period have had material dealings in the course of your duties hereunder to leave the employment of the Company or any Group Company whether or not this would be a breach of contract on the part of that employee.

    You shall not during the period of twelve months after the Termination Date directly or indirectly seek to entice away from the Company or any Group Company or otherwise solicit or interfere with the relationship between the Company or any Group Company and any Protected Supplier.

    Each of the restrictions contained in this Clause 19 is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

    The Company reserves the right to update and change the restrictions in clauses 19.2 to 19.6 when circumstances dictate to reflect the changing nature of its business and protectable interests.

    Each of the restrictions in each of Clauses 19.2 to 19.6 is considered by the parties to be reasonable in all the circumstances but if any such restriction shall be held by any Court to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and Group Companies, the said restriction shall apply with such modifications as may be necessary to render it valid and effective.

  TERMINATION

    The Company and Parent Company may by notice terminate your employment with immediate effect without compensation if you:

      commit any act of gross misconduct or repeat or continue any other serious breach of your obligations under this Agreement; or

      are guilty of any conduct which in the reasonable opinion of the Board brings you or the Company or its Group Companies into disrepute; or

      breach the provisions of the Company's Code of Ethics; or

      are convicted of any criminal offence which in the reasonable opinion of the Board affects your position under this Agreement; or

      commit any act of dishonesty whether relating to the Company, any Group Company, any of its or their employees or otherwise; or

      become bankrupt or make any arrangement or composition with your creditors generally; or

      have in the reasonable opinion of the Board become incompetent to perform your duties; or

      become prohibited by law from being a director of a company or if you cease to be a director of the Company or any Group Company without the consent or concurrence of the Board.

  PERSONAL DATA

    The Company needs to keep information about you for purposes connected with your employment. The sort of information it will hold includes information for payroll purposes, references, contact names and addresses and other personal details relating to your employment. Some of this information may also be processed by other organisations on our behalf.

    The Company believes these uses are consistent with the principles of the Data Protection Act 1998. The information the Company holds will be for its management and administrative use only but it may, from time to time, need to disclose some information it holds about you to relevant third parties (eg The Inland Revenue). The Company may also transfer information about you to another Group Company (which may be outside of the European Economic Area) solely for purposes connected with your employment or the management of the business. You agree to the Company keeping the information for these purposes throughout your employment and following its termination.

    You also agree to the Company keeping information about your health for the purposes of compliance with its health and safety and occupational health obligations; considering how your health affects your ability to do your job and, if you are or become disabled, whether you require any reasonable adjustments to be made to assist you at work; or in relation to the administration of insurance, pension, sick pay and any other related benefits in force from time to time.

    You agree to the Company holding details of any unspent convictions that may affect your suitability for employment in addition to any other personal data it requires to ensure compliance with its Equal Opportunities Policy (eg race and/or ethnic origin).

  DEDUCTIONS

    You hereby authorise the Company to deduct from your remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by you to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company or Group Companies to you.

  DELIVERY OF DOCUMENTS AND PROPERTY

    On termination of your employment for any reason (or earlier if requested) you will immediately deliver up to the Company or relevant Group Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, facsimile machine, keys and security passes) belonging to the Company or any Group Company in your possession or under your control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. Your obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.

  RESIGNATION AS DIRECTOR

    You will, if relevant, on termination of your employment for any reason at the request of the Board give notice resigning immediately without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement):

      as a director of the Company and all such Group Companies of which you are a director; and

      all trusteeships held by you of any pension scheme or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

    If notice pursuant to clause 24.1 is not received by the relevant company within seven days of a request by the Company, or Group Company the Company and Group Company or either of them are irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf.

    Except with the prior written agreement of the Board, you will not during your employment under this Agreement resign from your office as a director or officer of the Company or any Group Company.

  DISCIPLINARY AND GRIEVANCE PROCEDURES

    The Company's disciplinary and grievance procedures are available from the HR Department. The spirit and principles of these procedures apply to you suitably adapted to reflect your seniority and status. Except and to the extent of any procedure implied by statute the Company's disciplinary and grievance procedures are not incorporated by reference in this Agreement and therefore do not form any part of your contract of employment.

    Disciplinary issues will be handled by the Chief Executive Officer with appeals to the Chairman or Board Committee appointed by the Chairman to deal with this.

    If you have a grievance in relation to your employment or are dissatisfied with a disciplinary decision against you, you may apply in writing to the Chief Executive Officer who will decide the matter in question (unless the grievance or dissatisfaction relates to the Chief Executive Officer or any decision taken by the Chief Executive Officer, in which case you should apply to the Chairman). If you are dissatisfied with such decision you may refer the matter to the Chief Executive Officer or Board Committee appointed by the Chairman to deal with this whose decision will be final.

  THIRD PARTY RIGHTS

  Apart from the provisions of this Agreement which are expressly or impliedly entered into by the Company for itself and as agent of and trustee for any Group Company the parties do not intend that this Agreement should confer any right or benefit on any third party.

  NOTICES

  Notices under this Agreement by you to the Company or the Parent Company should be addressed to the Company or Parent Company and left at its registered office or European Headquarters respectively or sent by first class post or by facsimile transmission or other form of electronic delivery to its registered office or European Headquarters respectively and notices given by the Company or Parent Company to you should be served personally or sent by first class post or sent by facsimile transmission or other form of electronic delivery to your usual or last known place of residence in England. In case of service by post, the day of service will be 48 hours after posting and in the case of facsimile transmission or other electronic delivery the day of service will be the day of transmission by the sender.

  MISCELLANEOUS

    This Agreement will be governed by and interpreted in accordance with the law of England and Wales.

    The parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

    Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

    There are no collective agreements which directly affect your terms and conditions of employment.

THIS AGREEMENT has been signed on behalf of the Company by a director and its secretary/two directors and executed and delivered as a deed by you on the date set out at the beginning.

SIGNED by             )

for and on behalf of THE COMPANY ) .....................................

Director

.....................................

Director/Secretary

EXECUTED AND DELIVERED as a )

Deed by YOU in the )

presence of: ) ....................................

Witness:

Signature: .............................................

Name: .............................................

Address: .............................................

APPENDIX 1

Change of Control

"Change of Control" means a change in control of a nature that would be required to be reported in response to item 5 (f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 of the United States of America, as amended ("Exchange Act") whether or not the Company or the Parent Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if

(a) any "person" or "group" (as such terms are used in Section 13 (d) and 14 (d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company or the Company representing 30 percent or more of the combined voting power of the Parent Company or the Company respectively, then outstanding securities (other than the Parent Company or the Company, any employee benefit plan of the Company or the Parent Company); and, for purposes of this Agreement, no change in control shall be deemed to have occurred as a result of the "beneficial ownership", or changes therein, of the Parent Company or the Company's securities, respectively, by any of the foregoing,

(b) there shall be consummated (i) any consolidation or merger the Parent Company or the Company in which the Parent Company or the Company is not the surviving or continuing corporation or pursuant to which shares of the Parent Company or the Company's Common Stock, respectively, would be converted into cash, securities or other property, other than a merger of the Parent Company or the Company in which the holders of the Parent Company's or the Company's Common Stock immediately prior to the merger have (directly or indirectly) at least a 70 percent ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Parent Company or the Company,

(c) the shareholders of the Parent Company or the Company approve any plan or proposal for the liquidation or dissolution of the Parent Company or the Company, or

(d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial share accumulation (a "Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

APPENDIX 2

"Good Reason" exists if, without your express written consent,

(a) you are assigned duties materially inconsistent from your position, duties, responsibilities and status with the Company and the Parent Company immediately prior to the date of the Change of Control,

(b) the Company or Parent Company reduces your base salary as in effect immediately prior to the date of the Change of Control,

(c) the Company or Parent Company reduces your aggregate compensation and incentive and benefit package from that provided immediately prior to the date of the Change of Control,

(d) the Company or Parent Company requires you regularly to perform your duties of employment beyond a forty miles radius from the location of your place of employment at the date of the Change of Control,

(e) the Company or Parent Company takes any other action which materially and adversely changes the conditions of your employment in effect at the time of the Change of Control,

(f) the Company or Parent Company fails to obtain agreement from any successor to comply fully with the terms of this Agreement, or

(g) the Company or the Parent Company purports to terminate your employment other than pursuant to a notice of termination which satisfies the requirements of this Agreement.